Exhibit 99.1

                             UNION COMMUNITY BANCORP
                        P.O. Box 151, 221 E. Main Street
                          Crawfordsville, Indiana 47933

For Immediate Release

Date:             January 23, 2004
Contact: J. Lee Walden, Chief Financial Officer
                  (765) 362-2400

                    UNION COMMUNITY BANCORP RELEASES EARNINGS

(Crawfordsville) - Union Community Bancorp (the "Company") (NASDAQ Symbol "UCBC"), the holding company of Union Federal Savings and Loan Association (the "Association"), announced earnings for the three months and the year ended December 31, 2003. For the three months ended December 31, 2003, the Company had net income of $468,000 compared to $563,000 the three months ended December 31, 2002. Basic and diluted earnings per share decreased from $0.26 for the three months ended December 31, 2002 compared to $0.24 for both basic and diluted earnings per share for the 2003 period. For the year ended December 31, 2003 net income was $2,332,000 compared to $2,802,000 for the 2002 twelve month period. Basic and diluted earnings per share were $1.18 and $1.16 for the year ended December 31, 2003 compared to $1.25 and $1.24, respectively, for basic and diluted earnings per share for the 2002 twelve-month period.

The decrease in net income for the three-month period ending December 31, 2003 compared to the December 31, 2002 period was primarily due to a decrease in net interest income. Amortization of purchase accounting adjustments reduced interest expense by $126,000 for the three months ended December 31, 2003 compared to a reduction of $276,000 for the 2002 three-month period. Interest rate spread decreased from 3.21% for the three-month period in 2002 to 2.98% for the 2003 three-month period. Noninterest income increased $37,000 to $194,000 for the three-month period ended December 31, 2003 compared to the three-months ended December 31, 2002 and noninterest expense increased $57,000 to $1,390,000 for the same comparable periods.

The decrease in net income for the twelve-month period was primarily attributable to a decrease in net interest income that resulted primarily due to amortization of purchase accounting adjustments which impacted interest expense during the 2002 and 2003 periods. Amortization of purchase accounting adjustments reduced interest expense by $503,000 for the 2003 twelve-month period compared to $1,103,000 for the 2002 twelve-month period. Also contributing to the decrease in net interest income was a decrease in interest rate spread from 3.29% for the twelve-month period ending December 31, 2002 to 2.98% for the comparable 2003 twelve-month period. Noninterest income increased from $349,000 for the twelve-month period ending December 31, 2002 to $480,000 for the comparable 2003 twelve-month period primarily due to the increase in cash value of bank owned life insurance. Noninterest expense decreased $228,000 for the comparable twelve-month periods primarily due to a decrease in data processing expense of $419,000 partially offset by an increase in advertising expense of $67,000 and an increase in salaries and employee benefits of $50,000. The decrease in data processing expense was primarily due to a one-time $411,000 termination fee for data processing service charged to expense during the 2002 comparative period in connection with the acquisition of Montgomery Financial Corporation. Advertising expense has increased due to the implementation of an advertising program to promote the Association's products and services during 2003.

From December 31, 2002 to December 31, 2003, total assets decreased $7.7 million to $261.6 and net loans increased $4.5 million to $221.2 million. During the same time frame, deposits remained relatively the same at $190.2 million. Shareholders' equity decreased $1.7 million to $35.5 million at December 31, 2003. During the twelve-month period the Company repurchased 178,000 shares of common stock at a total cost of $3.0 million for an average cost of $16.85 per share.

The Company and Association are  headquartered in  Crawfordsville,  Indiana with
two  branch  offices  in   Crawfordsville   and  branch  offices  in  Covington,
Williamsport and Lafayette, Indiana.

The statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. A number of factors could cause results to differ materially from the objectives and estimates expressed in such forward-looking statements. These factors include, but are not limited to, changes in the financial condition of issuers of the Company's investments and borrowers, changes in economic conditions in the Company's market area, changes in policies of regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, changes in the position of banking regulators on the adequacy of our allowance for loan losses, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected. These factors should be considered in evaluating any forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

               SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
                                (Unaudited)

Balance Sheet Data:                                                December 31,      December 31,
                                                                      2003              2002
                                                                   ------------      -----------
             Assets
    Cash                                                                 $ 785             $ 993
    Interest-bearing demand deposits                                    11,104            35,593
                                                                   ------------      ------------
      Cash and cash equivalents                                         11,889            36,586
    Interest-bearing deposits                                              150               145
    Investment securities available for sale                             5,908              ----
    Investment securities held to maturity                                 494             1,637
    Loans, net                                                         221,230           216,703
    Premises and equipment                                               4,628             3,239
    Federal Home Loan Bank stock                                         3,556             3,424
    Investment in limited partnership                                    2,215               837
    Foreclosed assets and real estate held for development, net          1,348             1,607
    Goodwill                                                             2,393             2,297
    Other assets                                                         7,766             2,841
                                                                   ------------      ------------
             Total assets                                             $261,577          $269,316
                                                                   ============      ============
             Liabilities
    Deposits                                                          $190,192          $190,191
    Federal Home Loan Bank advances                                     33,814            39,752
    Note payable                                                           132               303
    Other liabilities                                                    1,909             1,881
                                                                   ------------      ------------
             Total liabilities                                         226,047           232,127

    Shareholders' equity                                                35,530            37,189
                                                                   ------------      ------------
             Total liabilities and shareholders' equity               $261,577          $269,316
                                                                   ============      ============

    Book value per common share                                         $16.92            $16.33
    Shares outstanding                                               2,100,000         2,278,000
    Average equity to average assets                                     13.26 %           14.29 %
    Allowance for loan losses to total loans                              0.55 %            0.47 %

                                                        Three Months Ended                     Year Ended
                                                            December 31,                       December 31,
                                                       2003             2002              2003              2002
                                                 -------------     ------------      ------------      -----------
Operating Data:
    Total interest and dividend income                 $3,480           $4,242           $15,481           $17,986
    Total interest expense                              1,552            1,914             6,927             8,162
                                                 -------------     ------------      ------------      -----------
      Net interest income                               1,928            2,328             8,554             9,824
    Provision for loan losses                              60              282               238               372
                                                 -------------     ------------      ------------      -----------
      Net interest income after provision
        or loan losses                                  1,868            2,046             8,316             9,452
                                                 -------------     ------------      ------------      -----------
    Other income:
      Service charges on deposit accounts                  35               40               143               155
      Equity in losses of limited partnership             (31)              --               (21)              (20)
      Gain on sale of securities available for sale        --               --                --                 9
      Other                                               190              117               358               205
                                                 -------------     ------------      ------------      -----------
        Total other income                                194              157               480               349
                                                 -------------     ------------      ------------      -----------
    Other expenses:
      Salaries and employee benefits                      816              707             2,859             2,809
      Net occupancy expense                                72               63               292               311
      Equipment expense                                    81               81               320               312
      Data processing                                      95              135               393               812
      Other                                               326              347             1,428             1,276
                                                 -------------     ------------      ------------      -----------
        Total other expenses                            1,390            1,333             5,292             5,520
                                                 -------------     ------------      ------------      -----------
    Income before income taxes                            672              870             3,504             4,281
    Income taxes                                          204              305             1,172             1,479
                                                 -------------     ------------      ------------      -----------
      Net income                                        $ 468            $ 563           $ 2,332           $ 2,802
                                                 =============     ============      ============      ============

Other Data:
    Return on average assets                             0.71 %           0.82 %            0.85 %            1.03 %
    Return on average equity                             5.27 %           5.85 %            6.45 %            7.19 %
    Basic earnings per share                            $0.24            $0.26             $1.18             $1.25
    Diluted earnings per share                          $0.24            $0.26             $1.16             $1.24
    Cash dividends per common share                     $0.15            $0.15             $0.60             $0.52